Exhibit 23.3

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The First Bancshares, Inc. of our report dated March 16, 2018, on the consolidated financial statements for the year ended December 31, 2017, included in The First Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, in the prospectus.

/S/ T. E. Lott and Company, PA

Columbus, Mississippi
August 26, 2020